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                                                                  EXHIBIT 3.1(e)

                           Certificate of Designation

                    CERTIFICATE OF DESIGNATION OF THE RIGHTS
                        AND PREFERENCES OF THE SERIES A
               CONVERTIBLE PREFERRED STOCK OF MEDIAX CORPORATION

        The undersigned, being all of the directors of MediaX Corporation (the "Corporation"), take the following actions by unanimous written consent without a meeting as allowed for under Nevada law.

        WHEREAS it is in the best interest of the Corporation to create a series of preferred stock to attract investment capital pursuant to a Securities Purchase Agreement, and the exhibits thereto, with CTI II Limited;

        WHEREAS it is in the best interest of the Corporation to prepare a Certificate of Designation of the Rights and Preferences of the Series A Convertible Preferred Stock for filing with the Nevada Secretary of State to set forth the rights and preferences of the Series A Convertible Preferred Stock;

        WHEREAS no shares of preferred stock of the Corporation have been issued and this Certificate of Designation of the Rights and Preferences of the Series A Convertible Preferred Stock supercedes and replaces any other Certificate of Designation of the Rights and Preferences of the Series A Convertible Preferred Stock on file with the Secretary of State;

        WHEREAS, the Corporation's Articles of Incorporation, as amended, provides that the Corporation has authorized Ten Million (10,000,000) shares of $.0001 par value preferred stock and, further, that the designation, powers, preferences and relative participating, option or other special rights and qualification, limitations or restrictions of the shares of such preferred stock may be issued from time to time in one or more series, each of such series to have such voting powers, designation, preferences, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as expressed herein or in a resolution or resolutions, providing for the issuance of such series, adopted by the directors;

        WHEREAS, THE CORPORATION DOES HEREBY CERTIFY that pursuant to the authority contained in its Articles of Incorporation, and in accordance with the provisions of the applicable law of Nevada, the Corporation's directors have duly adopted the following resolutions determining the Designations, Rights and Preferences of a special class of its authorized Preferred Stock, herein designated as Series A Convertible Preferred Stock; and

        WHEREAS, to accommodate the Corporation's desire to offer shares of its preferred stock to increase its equity capital, the Corporation has designated a special class of its preferred stock, as follows:

NOW, THEREFORE, BE IT:

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        RESOLVED, that pursuant to the authority vested in the directors of this
Corporation by its Articles of Incorporation, a special class of preferred stock of the Corporation be and are hereby created out of the 10,000,000 shares of preferred stock available for issuance, such series to be designed as Series A Convertible Preferred Stock, consisting of one million fifty-nine thousand three hundred twenty-two (1,059,322) shares, of which the preferences and relative rights and qualifications, limitations or restrictions thereof (in addition to those set forth in the Corporation's Articles of Incorporation), shall be as stated below:

        The powers, preferences and rights granted to the Series A Preferred (as defined below) or the holders thereof are as follows:

           1. Designation and Rank. The series of Preferred Stock shall be designated the "Series A Convertible Preferred Stock" ("Series A Preferred") and shall consist of 1,059,322 shares. The Series A Preferred and any other series of Preferred Stock authorized by the Board of Directors of this Corporation are hereinafter referred to as "Preferred Stock" or "Preferred." The Series A Preferred shall be senior to the common stock and all other shares of Preferred Stock that may be later authorized.

           2. Dividend Rate and Rights. Holders of the Series A Preferred shall be entitled to receive, in preference to any other holders of Preferred Stock or common stock, out of any assets at the time legally available therefor, cumulative and accruing dividends at the rate of $0.0472 per share of Series A Preferred per annum (appropriately adjusted for any recapitalization, stock dividend, stock split or similar event (a "Recapitalization")) paid annually in arrears. At the holder's election, dividends shall annually (i) be paid in cash, subject to applicable law or (ii) accrue as an unpaid dividend. In addition to the foregoing, the holders of the Series A Preferred shall be entitled to receive Common Stock dividends or other distributions when, as, and if declared by the directors of the Corporation, with the holders of the Common Stock on an as converted basis. No dividends shall be paid or other distribution made (other than those payable solely in Common Stock) with respect to the Common Stock during any fiscal year of the Corporation until dividends in the aforesaid amount on the outstanding shares of Preferred shall have been paid in such fiscal year.

           3.  Conversion into Common Stock.

           (a) Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.472 by the then applicable Series A Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Series A Conversion Price shall be $0.472 and shall be subject to the adjustments described below.

               The Series A Conversion Price and the conversion price of any other series of Preferred Stock hereafter created are sometimes hereinafter collectively referred to as the "Conversion Price."



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        (b)     [Reserved]

        (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount in cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder shall be entitled to convert, he shall surrender the certificate or certificates representing Series A Preferred to be converted, duly endorsed or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent, and shall given written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled. The Corporation shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Series A Preferred a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted.

        (d)     Adjustments to Conversion Price.

                (1) Stock Dividend or Stock Subdivision. If the Corporation at any time or from time to time shall declare or pay any dividend on the Common Stock payable in Common Stock or effect a subdivision (stock split) of the Common Stock into a greater number of shares of Common Stock, then and in any such event, the Conversion Price then in effect for the Series A Preferred shall be proportionately reduced by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock actually outstanding immediately before, and the denominator of which shall be the number of shares of Common Stock actually outstanding immediately after, such dividend or subdivision. The reduction shall become effective:

                        (A) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or

                        (B) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.



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                (2)     Stock Combination or Consolidation. In the event at any
                        time or from time to time the outstanding shares of Common Stock shall be combined (reverse stock split) or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect for the Series A Preferred immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                (3) Merger or Reorganization. In case of any consolidation or merger of the Corporation as a result of which holders of Common Stock become entitled to receive other stock or securities or property, or in case of any conveyance of all or substantially all of the assets of the Corporation to another corporation, the Corporation shall mail to each holder of Series A Preferred at least thirty (30) days prior to the consummation of such event a notice thereof, and each such holder shall have the option to either (i) convert such holder's shares of Series A Preferred into shares of Common Stock pursuant to this Section 3 and thereafter receive the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred would have been entitled upon such consolidation, merger or conveyance, or (ii) exercise such holder's rights pursuant to Section 4(a).

                (4)     Adjustments to Conversion Price for Diluting Issues.

                        (A)     Special Definitions. For purposes of this
                                Section 3(d), the following definitions shall apply:

                                (i) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                (ii)    "Original Issue Date" shall mean the
                                        date on which the first share of Series
                                        A Preferred was issued.

                                (iii) "Convertible Securities" shall mean any evidence of indebtedness, shares (other than the Common Stock) or other securities convertible into or exchangeable for Common Stock.

                                (iv)    "Additional Shares of Common Stock"
                                        shall mean all shares of Common Stock
                                        issued (or, pursuant to Section
                                        3(d)(4)(C), deemed to be issued) by the
                                        Corporation after the Original Issue
                                        Date, other than

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                                        shares of Common Stock issued or
                                        issuable at any time:

                                (AA)    upon conversion of any shares of the
                                        Series A Preferred issued by the
                                        Corporation;

                                (BB)    as a dividend or distribution on any
                                        series of Preferred Stock or any event
                                        for which adjustment is made pursuant to
                                        Section 3(d) (1) (2) or (3) hereof;

                                (CC) by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses
                                        (AA), (BB), or this clause (CC) or on
                                        shares of Common Stock so excluded.

                        (v)     "Original Issue Price" shall mean $0.472.

                (B) No Adjustment of Conversion Price. No adjustment in the Conversion Price of the Series A Preferred shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than Original Issue Price.

                (C)     Deemed Issue of Additional Shares of Common Stock.

                        Options and Convertible Securities. Except as otherwise provided in Section 3(d)(4)(A)(iv), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                        (i) no further adjustment in the Conversion Price of the Series A Preferred shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the

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                                exercise of such Options or conversion or
                                exchange of such Convertible Securities;

                        (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or any decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Conversion Price of the Series A Preferred computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                        (iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of the Series A Preferred computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                        (AA) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities, whether or not actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                        (BB) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the

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                                Corporation upon the issue of the Convertible
                                Securities with respect to which such Options were actually exercised.

                (D) Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(4)(C)) without consideration or for a consideration per share less than the Original Issue Price then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to the price paid for such Additional Shares of Common.

                (E)     Determination of Consideration. For purposes of this
                        Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                (i)     Cash and Property: Such consideration shall:

                (AA) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                (BB) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                (CC) if Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (AA) and (BB) above, as determined in good faith by the Board.

                (ii) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d)(4)(C) relating to Options and Convertible Securities shall be determined by dividing:
                        (AA) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible

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                        Securities by (BB) the maximum number of shares of
                        Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

        (e) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation, this Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
                Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred against impairment.

        (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and the calculation on which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for the Series A Preferred at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred.

        (g) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarter) or other distribution, the Corporation shall mail to each holder of Series A Preferred at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

        (h) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series A Preferred.
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        4. Liquidation Preference.

        (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the assets of the Corporation available for distribution to its stockholders shall be distributed as follows:

                (1) The holders of the Series A Preferred shall be entitled to receive, prior to the holders of the other series of Preferred Stock and prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any other shares of stock of the corporation by reason of their ownership of such stock, an amount equal to $0.472 per share with respect to each share of Series A Preferred, plus all declared but unpaid dividends with respect to such share.

                (2) If upon occurrence of a Liquidation the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                (3) After payment of the full amounts to the holders of Series A Preferred as set forth above in paragraph (1), any remaining assets of the Corporation shall be distributed pro rata to the holders of the Preferred Stock and Common Stock (in the case of the Preferred Stock, on an "as converted" basis into Common Stock).

        (b) For purposes of this Section 4, and unless a majority of the holders of the Series A Preferred affirmatively vote or agree by written consent to the contrary, a Liquidation shall be deemed to include (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) and (ii) a sale of all or substantially all of the assets of the Corporation, unless the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.

        (c) If any of the assets of the Corporation are to be distributed other than in cash under this Section 4, then the board of directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser's valuation.

        5. Voting Rights. Except as otherwise required by law, the holders of Series A Preferred and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: (i) the holders of each series of Preferred Stock shall have one vote for each full share of Common Stock into which a share of such series would be convertible on the record date for the vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited; and (ii) the holders of Common Stock shall have one vote per share of Common Stock held as of such date.

        6. Covenants.

        (a) In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred, do any of the following:

                (1) take any action which would either alter, change or affect the rights, preferences, privileges or restrictions of the Series A Preferred or increase the number of shares of such series authorized hereby or designate any other series of Preferred Stock;

        (b) increase the size of any equity incentive plan(s) or arrangements;

        (c)     make fundamental changes to the business of the Corporation;

        (d) make any changes to the terms of the Series A Preferred or to the Corporation's Articles of Incorporation or Bylaws, including by designation of any stock;

        (e) create any new class of shares having preferences over or being on a parity with the Series A Preferred as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Series A Preferred then outstanding;

        (f)     accrue any indebtedness in excess of $800,000;

        (g)     make any change in the size or number of authorized directors;

        (h)     repurchase any of the Corporation's Common Stock;

        (i) sell, convey or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, all or substantially all of the property or business of the Corporation or more than 50% of the stock of the Corporation;

        (j) make any payment of dividends or other distributions or any redemption or repurchase of stock or options or warrants to purchase stock of the Corporation; or

        (k)     make any sale of additional Preferred Stock.


        7. Reissuance. No share or shares of Series A Preferred acquired by the Corporation by reason of conversion or otherwise shall be reissued as Series A Preferred, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

        8. Directors. The holders of Series A Preferred and Common Stock voting together as a class shall be entitled to elect the directors comprising the Board of Directors (and to fill any vacancies with respect thereto).

                            [SIGNATURE PAGE FOLLOWS]

        The undersigned being the President and Secretary of the Company hereby declares under penalty of perjury that the foregoing is a true and correct copy of the Certificate of Designation of the Rights and Preferences of the Series A Convertible Preferred Stock of MediaX Corporation duly adopted by the Board of Directors of the Company on November 22, 2000.

Dated: November 22, 2000



                                            By: /s/Nancy Poertner
                                               --------------------------------
                                            Name:  Nancy Poertner
                                            Title:  President & Secretary




State of California

County of Los Angeles





On November 22, 2000 personally appeared before me, a Notary Public, Nancy Poertner who acknowledged that she executed the above document.





                                           /s/Stephen H. Lawhorn
                                           -------------------------------------
                                           Notary Public

[Seal]  Stephen H. Lawhorn
        Commission 1188460
        Notary Public-California
        Los Angeles County
        Commission Expires July 16, 2002